PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO. 333-95807




                               [GRAPHIC OMITTED]




                        1,000,000,000 Depositary Receipts
                            Telecom HOLDRS (SM) Trust

          This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

          The share amounts specified in the table in the "Highlights of Telecom HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Primary
                                                                          Share      Trading
                        Name of Company(1)                    Ticker     Amounts     Market
     -----------------------------------------------------  ----------  ---------  ----------
     ALLTEL Corp.                                               AT           2        NYSE
     AT&T Corp.                                                  T           5        NYSE
     BCE Inc.                                                   BCE          5        NYSE
     BellSouth Corp.                                            BLS         15        NYSE
     CenturyTel, Inc.                                           CTL          1        NYSE
     Cincinnati Bell Incorporated                               CBB          2        NYSE
     Level 3 Communications, Inc.                              LVLT          3       NASDAQ
     Nextel Communications, Inc.                               NXTL          6       NASDAQ
     Qwest Communications International Inc.                     Q       12.91728     NYSE
     SBC Communications Inc.                                    SBC         27        NYSE
     Sprint Corporation                                         FON          9        NYSE
     Telephone and Data Systems, Inc.                           TDS          1        AMEX
     Verizon Communications                                     VZ         21.76      NYSE

     ___________________

          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2005.